 EX-FILINGFEES

CALCULATION OF REGISTRATION FILING FEE

SC TO-I

(Form Type)

Lloyds Banking Group plc

Table 1: Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)

Fees to Be Paid	$1,449,847,613.76	$92.7	$134,400.87
Fees Previously Paid	-		-
Total Transaction Valuation	$1,449,847,613.76
Total Fees Due for Filing			$134,400.87
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$134,400.87

(1)	Estimated for purposes of calculating the amount of the filing fee only. Calculated as the aggregate maximum purchase price to be paid for $1,227,265,782 7.625% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2023 (the “Securities) in the offer, assuming 100% of the Securities will be purchased at the purchase price of £1,020.00 in case per £1,000 principal amount of the Securities being tendered and based on the latest pound sterling/U.S. dollar exchange rate of £1.00/U.S. $1.1582, as announced by the U.S. Federal Reserve Board on September 2, 2022.

(2)	Calculated at $92.70 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.